UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): October 31, 2006

BRISTOL-MYERS SQUIBB COMPANY

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-1136	22-079-0350
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

345 Park Avenue

New York, NY, 10154

(Address of Principal Executive Office)

Registrant’s telephone number, including area code: (212) 546-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

As previously announced, on September 12, 2006 Peter R. Dolan ceased to serve as Chief Executive Officer of Bristol-Myers Squibb Company (“Company”). In connection with Mr. Dolan’s departure from the Company on October 31, 2006 (the “Separation Date”), the Board of Directors of the Company, upon the recommendation of the Compensation and Management Development Committee of the Board (“Committee”), has approved certain benefits to be provided to Mr. Dolan, who has completed over 18 years of service with the Company. The benefits are reflected in a Letter, General Waiver and Release Agreement (the “Dolan Letter”) dated November 1, 2006 between Mr. Dolan and the Company and are summarized below:

Mr. Dolan will receive the following benefits to which he is entitled under the Company’s various U.S. benefit plans as an employee who is involuntarily terminated without cause and who executes a General Release:

■	Under the Bristol-Myers Squibb Company Severance Plan (the “Severance Plan”), Mr. Dolan is entitled to receive a total gross cash severance of $1,237,981 (less applicable withholdings), representing 51.5 weeks of base salary. The Severance Plan provides that all U.S. full-time employees with more than five years of service who are not covered by a collective bargaining agreement and who are involuntarily terminated without cause are entitled to receive 4 weeks’ base pay, plus 2.5 weeks’ base pay for each year of service (rounded up to the next higher whole number).

■	Pursuant to the Severance Plan, Mr. Dolan is entitled to receive Company-subsidized medical and dental plan benefits and Company-paid life insurance equal to one times base pay for up to 51.5 weeks following the Separation Date.

■	Based on his age and years of service, Mr. Dolan attained the status of a Rule of 70 employee (i.e., his age plus years of service (rounded up to the next higher whole number) equals at least 70, and he has completed ten years of service and is not a retiree) and is therefore entitled to receive the following benefits:

o	Under the Bristol-Myers Squibb Company Retirement Income Plan and from the Retirement Income Plan - Benefit Equalization Plan, Mr. Dolan will receive pension benefits with a present value of approximately $9,480,000 (valued as of November 1, 2006).

o	Under the Company’s 1983, 1997 and 2002 Stock Incentive Plans, Mr. Dolan will receive: a) accelerated vesting and the remainder of the full term to exercise 763,125 stock options, constituting all options outstanding for at least one year; (b) the remainder of the full-term to exercise 2,336,369 previously vested stock options, of which 917,654 stock options will remain subject to price appreciation exercise thresholds; c) vesting of 81,013 shares of restricted stock, constituting pro rata vesting of all restricted stock outstanding for at least one year; and d) the opportunity to receive pro rata distributions from long-term performance awards that have been outstanding for more than a year, assuming performance thresholds are met. Stock options, restricted stock and long-term performance awards that have been outstanding for less than one year will lapse and be forfeited.

o	Under the Company’s medical plan, Mr. Dolan will have access to retiree medical benefits which after age 55 will be on a partially subsidized basis.

Mr. Dolan will be retained as a consultant to the Chief Executive Officer from the Separation Date through April 30, 2007. Mr. Dolan will receive a monthly fee of $50,000 under the consulting arrangement and will be reimbursed for reasonable out-of-pocket expenses incurred in connection with his performance under the arrangement.

Mr. Dolan will be eligible to receive outplacement services, not to exceed $75,000 in cost, and transition services, not to exceed $25,000 in cost.

Mr. Dolan will not receive a bonus for 2006 performance.

Additionally, under the Dolan Letter, Mr. Dolan has agreed to:

■	release any claims against the Company and any affiliates and subsidiaries of the Company and their respective officers, directors, employees and agents relating to his employment at and separation from the Company;
■	not compete with the Company for a period of one year and to not solicit for employment any Company employees for a period of one year following the Separation Date;
■	not to advise, counsel or otherwise assist any company, entity or third-party seeking to purchase, acquire, invest in and/or gain a controlling voting interest in the Company for a period of one year following the Separation Date;
■	not make use of confidential or proprietary information concerning the Company’s business and affairs;
■	not disparage the Company or any of its employees, officers, directors or products for a period of three years following the Separation Date;
■	cooperate and to generally make himself available in connection with any investigation or legal proceedings involving the Company or any matter that relates to his employment at the Company;

■	that in the event the Board of Directors, upon the recommendation of the Committee, determines that Mr. Dolan engaged in willful misconduct or activity deemed detrimental to the interests of the Company while he was employed by the Company, that he will forfeit his right to receive severance payments and related benefits under the Dolan Letter and will promptly refund to the Company any payment or property paid prior to such determination beyond that which he otherwise would have received.

A copy of the Dolan Letter is filed with this report as Exhibit 10.1.

As previously announced on September 12, 2006, the Board of Directors appointed James M. Cornelius as Interim Chief Executive Officer of the Company. The Board of Directors of the Company, upon the recommendation of the Committee, has approved the compensation to be provided to Mr. Cornelius in connection with his appointment as Chief Executive Officer of the Company serving on an interim basis. Mr. Cornelius’ compensation is reflected in a Letter Agreement (“Cornelius Agreement”) dated October 31, 2006 between Mr. Cornelius and the Company and is summarized below:

Mr. Cornelius will receive an annual base salary of $1,250,000 to be paid in arrears on a bi-weekly basis in accordance with the Company’s standard payroll practices.

Mr. Cornelius will be entitled to receive an annual target bonus of 170% of his base salary for up to fifteen (15) months (from September 30, 2006 until December 31, 2007).

■	He is guaranteed six (6) months of bonus at target if he continues to serve as Chief Executive Officer until the earlier of (i) March 31, 2007 and (ii) the date on which a successor Chief Executive Officer commences employment with the Company. In addition, Mr. Cornelius will receive the guaranteed bonus if his employment is terminated prior to March 31, 2007 (i) by the Company without Cause (as defined in the Cornelius Agreement, (ii) due to death or Disability (as defined in the 2002 Stock Incentive Plan) or (iii) in the event of a “qualified termination” of employment following Change in Control (as defined in the Company’s Executive Performance Incentive Plan (the “2007 PIP”)). The guaranteed portion of his bonus will be paid at the same time as 2007 bonuses are scheduled to be paid under 2007 PIP.

■	The remaining nine (9) months of bonus are subject to the terms of the 2007 PIP, including the achievement of certain performance criteria. Such bonus, if earned, will be prorated based on the portion of the nine-month period from March 31, 2007 until December 31, 2007 that Mr. Cornelius was employed as Chief Executive Officer of the Company and will become payable if Mr. Cornelius (i) is employed as Chief Executive Officer of the Company on December 31, 2007, (ii) is terminated without Cause prior to December 31, 2007 or (iii) voluntarily resigns upon commencement of employment of a successor Chief Executive Officer. Upon death or Disability during the period from June 15, 2007 through December 31, 2007, Mr. Cornelius will receive such bonus, if earned, as if he had been employed as Chief Executive Officer of the Company through December 31, 2007.

Under the 2002 Stock Incentive Plan, Mr. Cornelius will receive, on November 1, 2006, an option to purchase 360,000 shares of Company common stock. One-half of the option will vest on the earlier of (i) March 31, 2007 and (ii) the date on which a successor Chief Executive Officer commences employment with the Company, provided Mr. Cornelius was employed as Chief Executive Officer of the Company on March 31, 2007 or immediately prior to the commencement of a successor Chief Executive Officer, as the case may be. An additional 1/12 will vest at the end of each additional full month of continued employment as Chief Executive Officer after March 31, 2007. If Mr. Cornelius’ employment terminates prior to the full vesting of the option, the Committee, in its sole discretion, will accelerate all or a portion of the remaining unvested options based upon evaluation of the performance of Mr. Cornelius and the Company during his service as Chief Executive Officer. The option will be subject to the standard stock appreciation requirements of the stock option grant for senior executives of the Company. Mr. Cornelius will have the remainder of the term to exercise any vested portion of the option.

Mr. Cornelius will have use of a leased apartment in New York City having a monthly cost of $25,500 plus utilities and, for security reasons, the use of the Company aircraft for all travel (subject to maximum cost limitations with regard to personal and commuting use) and the use of a car and driver. Use of the aircraft and car and driver will be grossed up for income tax purposes, but the use of the apartment will not be grossed up.

Mr. Cornelius will be entitled to the following benefits upon a Change in Control of the Company and the termination of his employment: (i) pro rata payment of the higher of target and projected bonus, (ii) full vesting of options and (iii) a gross up on the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, subject to cutback in certain circumstances.

A copy of the Cornelius Agreement is filed with this report as Exhibit 10.2.

Item 8.01. Other Events

As previously announced, on September 12, 2006, Richard K. Willard ceased to serve as Senior Vice President and General Counsel of the Company. In connection with Mr. Willard’s departure from the Company on September 28, 2006, he became entitled to certain severance payments under his original offer letter. The severance payments are set forth in a Letter, General Waiver and Release Agreement (“Willard Letter”) dated November 3, 2006 between Mr. Willard and the Company. As required pursuant to his original offer letter, Mr. Willard will receive a total gross cash severance of $1,428,000 (less applicable withholdings), representing two times his base salary. Mr. Willard will not receive a bonus for 2006 performance and all stock options, restricted stock and long-term performance awards have lapsed and are forfeited. In addition, the Willard Letter provides for a release by Mr. Willard of any claims against the Company and any affiliates and subsidiaries of the Company and their respective officers, directors, employees and agents relating to his employment at and separation from the Company and an agreement by Mr. Willard to cooperate and to generally make himself available in connection with any investigation or legal proceedings involving the Company any or any matter that relates to his employment at the Company.

Item 9.01. Financial Statement and Exhibits

Exhibit No.	Description

10.1	Letter, General Waiver and Release Agreement, effective November 1, 2006 between Peter R. Dolan and the Company.
10.2	Letter Agreement, dated October 31, 2006 between James M. Cornelius and the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bristol-Myers Squibb Company

Dated: November 3, 2006	By:	/s/ Sandra Leung
Name: Sandra Leung
Title: Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Letter, General Waiver and Release Agreement, effective November 1, 2006 between Peter R. Dolan and the Company.
10.2	Letter Agreement, dated October 31, 2006 between James M. Cornelius and the Company.